Exhibit 3.1

AMENDED & RESTATED
CERTIFICATE OF INCORPORATION

OF

FTS INTERNATIONAL, INC.

FTS International, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”) or any applicable successor act thereto, as the same may be amended from time to time, hereby certifies as follows:

1.	The name of the corporation is FTS International, Inc. The date of the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was December 28, 2011.

2.	This Amended and Restated Certificate of Incorporation, which restates, integrates and amends the certificate of incorporation of the corporation (as amended and restated), has been duly adopted by the corporation in accordance with Sections 242 and 245 of the DGCL.

3.	The certificate of incorporation is hereby amended and restated in its entirety to read as follows:

Article 1
NAME

The name of the corporation is FTS International, Inc. (the “Corporation”).

Article 2
REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 1675 South State Street, Suite B, City of Dover, County of Kent, 19901. The name of its registered agent at such address is Capitol Services, Inc.

Article 3
PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

Article 4
CAPITAL STOCK

(A)         Authorized Shares

(1)          Classes of Stock. The total number of shares of stock that the Corporation shall have authority to issue is 55,000,000, consisting of 50,000,000 shares of Common Stock, par value $0.01 per share, consisting of 49,000,000 shares of Class A Common Stock (the “Class A Common Stock”), 1,000,000 shares of Class B Common Stock (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and 5,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

(2)          Preferred Stock. The Board of Directors is hereby empowered, without any action or vote by the Corporation’s stockholders (except as may otherwise be provided by the terms of any class or series of Preferred Stock then outstanding), to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by Delaware Law.

(B)         Rights of Common Stock

(1)          Equal Status

Except as otherwise provided in this Certificate of Incorporation or required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights and powers, rank equally, share ratably and be identical in all respects and as to all matters.

(2)          Voting Rights

Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) or pursuant to Delaware Law.

(3)          Class B Common Stock

(a)            The Class B Common Stock shall not be listed on any national securities exchange, NASDAQ, or any over-the-counter security approved by the U.S. Securities and Exchange Commission for trading in the national market system.

(b)            A holder of Class B Common Stock may request, from time to time and at any time, by written notice to the Corporation, that all or any portion of the Class B Common Stock held by such holder shall be convertible into an equal number of shares of Class A Common Stock (the “Exchange Rate”). Before any holder of Class B Common Stock shall be entitled to convert any shares of such Class B Common Stock, such holder shall surrender the physical certificate or certificates therefor (if any) and/or provide such other certification of ownership of such Class B Common Stock as reasonably requested by the Corporation. Each share of Class B Common stock that is converted pursuant to this Section (B)(3)(b) of this Article 4 shall automatically be retired by the Corporation and shall not be available for reissuance.

(c)            The Exchange Rate shall be adjusted accordingly if there is any subdivision (by any stock or unit split, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock or unit split, reclassification, reorganization, recapitalization or otherwise) of the shares of Class A Common Stock or Class B Common Stock that is not accompanied by a substantively identical subdivision or combination of the Class B Common Stock or the Class A Common Stock, respectively.

Article 5
BYLAWS

The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”).

Article 6
BOARD OF DIRECTORS

(A)         Power of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors.

(B)         Number of Directors. The number of directors which shall constitute the Board of Directors shall, as of the date this Certificate of Incorporation becomes effective, be five and, thereafter, shall be fixed exclusively by one or more resolutions adopted from time to time solely by the affirmative vote of a majority of the Board of Directors. The members of the initial Board of Directors shall be as set forth in and elected pursuant to the Plan of Reorganization, which, as amended, was confirmed by the United States Bankruptcy Court for the Southern District of Texas, Houston Division, on November 4, 2020. A majority of the Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors and, except as otherwise expressly required by law or by this Certificate of Incorporation, the act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors.

(C)         Election of Directors.

(1)          Each director shall serve for a term ending on the date of the annual meeting of stockholders next following the annual meeting at which such director was elected. Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal.

(2)          There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the Bylaws so provide.

(D)         Vacancies. Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors may be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office until his or her successor is elected and qualified.

(E)          Removal. Any director may be removed, with or without cause, by the holders of a majority of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

Article 7
MEETINGS OF STOCKHOLDERS

(A)         Annual Meetings. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place, on such date, and at such time as the Board of Directors shall determine.

(B)         Special Meetings. Special meetings of the stockholders may be called as set forth in Section 2.03 of the Bylaws.

(C)         Action by Written Consent. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, as may be set forth in the resolution or resolutions adopted by the Board of Directors pursuant to Article 4(A) hereto for such class or series of Preferred Stock, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with Delaware Law, as amended from time to time, and this Article 7 or by written consent of stockholders without a meeting.

ARTICLE 8
INDEMNIFICATION

(A)         Limited Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

(B)         Right to Indemnification.

(1)          Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this Article 8 shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this Article 8 shall be a contract right.

(2)          The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

(C)         Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.

(D)         Nonexclusivity of Rights. The rights and authority conferred in this Article 8 shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.

(E)          Preservation of Rights. Neither the amendment nor repeal of this Article 8, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

Article 9
RELATED PARTY TRANSACTIONS

(A)         Section 203 of Delaware Law. The Corporation shall not be governed by or subject to the provisions of Section 203 of Delaware Law as now in effect or hereafter amended, or any successor statute thereto.

(B)         Related Party Transactions.

(1)          In addition to any affirmative vote required by law or otherwise, and except as expressly provided in this Article 9, the approval or authorization of any Related Party Transaction between the Corporation or any Subsidiary, on the one hand, and any Related Person, on the other hand, shall require (a) if the Related Party Transaction is an agreement or transaction described in clauses (i), (ii) or (iii) of the definition of “Related Party Transaction” and the consideration to be paid in such Related Party Transaction is all cash, the affirmative vote of the holders of not less than a majority of all outstanding Voting Securities, excluding Voting Securities Beneficially Owned by a Related Person, voting together as a single class or (b) if (x) the Related Party Transaction is an agreement or transaction described in clauses (i), (ii) or (iii) of the definition of “Related Party Transaction” and any part of the consideration to be paid in such Related Party Transaction is other than cash or (y) the Related Party Transaction is an agreement or transaction described in clauses (iv), (v) , (vi) or (vii) of the definition of “Related Party Transaction”, the affirmative vote of the holders of not less than 66 2/3% of all outstanding Voting Securities, excluding Voting Securities Beneficially Owned by a Related Person, voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law, in this Certificate of Incorporation or in any agreement with any national securities exchange or otherwise.

(2)          For purposes hereof:

(a)            The terms “Affiliate” and “Associate” shall have the same meaning as in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In this case, the term “registrant” in Rule 12b-2(1) shall mean the Corporation and in Rule 12b-2(3) shall mean the Related Person.

(b)            The term “Beneficial Owner” shall mean any Person which beneficially owns (within the meaning of Rule 13d-3 of the General Rules and Regulations under the Exchange Act) any Voting Securities or who has the right to acquire any such beneficial ownership (whether or not such right is exercisable immediately, with the passage of time or subject to any condition), including any right to acquire pursuant to any agreement, contract, arrangement or understanding or otherwise. A Person shall be deemed the Beneficial Owner of all Voting Securities of which any Affiliate or Associate of such Person is the Beneficial Owner.

(c)            The term “Person” shall mean any individual, corporation, partnership or other entity, including any group having as a purpose the acquisition, holding, voting or disposition of Voting Securities and each Person which is a member of such group and any Affiliate or Associate of any such member.

(d)            The term “Related Party Transaction” shall mean any of the following agreements or transactions between the Corporation or a Subsidiary, on the one hand, and any Related Person, on the other hand: (i) any merger or consolidation of the Corporation or a Subsidiary with a Related Person, (ii) any sale, lease, exchange, transfer or other disposition of 10% or more of the consolidated assets of the Corporation and its Subsidiaries to a Related Person, (iii) the issuance of any securities of the Corporation or a Subsidiary to a Related Person, (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Related Person, (v) any reclassification of securities or recapitalization of the Corporation or merger or consolidation of the Corporation with one or more Subsidiaries that would have the effect directly or indirectly of increasing the voting power or equity interest of a Related Person in the Corporation or a Subsidiary, (vi) the purchase, lease, exchange or other acquisition or receipt of any assets or securities of a Related Person by the Corporation or a Subsidiary or (vii) any loan, advance, guaranty, pledge or other financial assistance by the Corporation or a Subsidiary to or for the benefit, directly or indirectly (except proportionately as a stockholder), of a Related Person.

(e)            The term “Related Person” shall mean (i) any Person which, together with its Affiliates and Associates, is the Beneficial Owner of an aggregate of 20% or more of the outstanding shares of Common Stock or of all outstanding Voting Securities, (ii) any officer, director or employee of a Related Person, (iii) any Person which, together with its Affiliates and Associates, shall become, in a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) the Beneficial Owner of Voting Securities of which a Related Person was the Beneficial Owner at any time during the two years prior to the time such Person, Affiliate or Associate became such Beneficial Owner and (iv) any Affiliate or Associate of any such Person; provided, however, that the term “Related Person” shall not include any trustee or fiduciary when acting in such capacity with respect to any employee benefit plan of the Corporation or any Subsidiary all the capital stock of or equity interest in which is owned by the Corporation, by one or more such Subsidiaries or by the Corporation and one or more such Subsidiaries.

(f)            The term “Subsidiary” shall mean any Person a majority of the securities or other ownership interests having ordinary voting power of which, or a majority of the equity interest in which, is owned by the Corporation, one or more Subsidiaries or the Corporation and one or more Subsidiaries.

(g)            The term “Voting Securities” shall mean all outstanding shares of Common Stock and all other outstanding securities of the Corporation, if any which are then entitled to vote generally in the election of directors.

(3)          A majority of the Board of Directors shall have the power and duty to determine for the purposes of this Article 9, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article 9, including, without limitation, (a) whether a person is a Related Person, (b) the number of shares of Voting Securities Beneficially Owned by any Person, (c) whether a Person is an Affiliate or Associate of another and (d) such other matters with respect to which a determination is required under this Article 9. The good faith determination of a majority of the Board of Directors on such matters shall be conclusive and binding for all purposes of this Article 9.

Article 10
NONVOTING EQUITY SECURITIES

The Corporation shall not issue nonvoting equity securities; provided, however the foregoing restriction shall (i) have no further force and effect beyond that required under Section 1123(a)(6) of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), (ii) only have such force and effect for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Corporation, and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect. The prohibition on the issuance of nonvoting equity securities is included in this Certificate of Incorporation in compliance with Section 1123(a)(6) of the Bankruptcy Code.

Article 11
CORPORATE OPPORTUNITIES

In anticipation that the Corporation and certain of its directors may engage in, and are permitted to have, investments or other business relationships, ventures, agreements or arrangements with entities engaged in, the same or similar activities or lines of business , and in recognition of (1) the benefits to be derived by the Corporation through the continued service of such directors and (2) the difficulties attendant to any director, who desires and endeavors fully to satisfy such director's fiduciary duties, in determining the full scope of such duties in any particular situation, the provisions of this Article 11 are set forth to regulate, define and guide the conduct of certain affairs of the Corporation as they may involve such directors and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

The Corporation’s directors shall not have a duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation, and no officer or director of the Corporation shall be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any such activities. If the Corporation’s directors acquire knowledge of a potential transaction or matter that may be a corporate opportunity for the Corporation, such directors shall have no duty to communicate or offer such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of the fact that such corporate opportunity is not communicated or offered to the Corporation.

Any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article 11.

None of the alteration, amendment, change and repeal of any provision of this Article 11 nor the adoption of any provision of this Certificate of Incorporation inconsistent with any provision of this Article 11 shall eliminate or reduce the effect of this Article 11 in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article 11, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

Article 12
EXCLUSIVE FORUM

(A)         Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery does not have subject matter jurisdiction, another state court sitting in the State of Delaware or, if and only if neither the Court of Chancery nor any state court sitting in the State of Delaware has subject matter jurisdiction, then the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, or a claim of aiding and abetting any such breach of fiduciary duty, (iii) any action asserting a claim arising pursuant to any provision of Delaware Law or this Certificate of Incorporation or the Bylaws (in each case, as they may be amended from time to time), (iv) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws, (v) any action asserting a claim governed by the internal affairs doctrine, or (vi) any action asserting an “internal corporate claim” as that term is defined in Section 115 of Delaware Law. The choice of forum provision set forth in this Section (A) of this Article 12 does not apply to any actions arising under the Securities Act or the Exchange Act.

(B)         Unless the Corporation consents in writing to the selection of an alternative forum, the federal district court for the District of Delaware shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against the Corporation or any director or officer of the Corporation.

(C)         Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article 12.

Article 13
AMENDMENTS

The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Article 9 and this Article 13 may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in Article 9 and this Article 13, unless such action is approved by the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation this 19th day of November, 2020.

FTS INTERNATIONAL, INC.

By:	/s/ Jennifer L. Keefe
Name: Jennifer L. Keefe
Title: Senior Vice President, General Counsel and Chief Compliance Officer